Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-104753, 333-127349, 333-160924, 333-176058, 333-200585, 333-217347, and 333-258460) on Form S-8 of our reports dated February 23, 2022, with respect to the consolidated financial statements of Gartner, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
February 23, 2022